Exhibit 10.1

ASSET PURCHASE AGREEMENT

(Acufile and IntelliPlant Software)

by and between

SHEA DEVELOPMENT CORP. and INFORMATION INTELLECT, INC.,

As Seller,

and

POWERPLAN CONSULTANTS, INC.,

As Buyer

Dated as of August 14, 2007

10.	SURVIVAL OF WARRANTIES AND COVENANTS; INDEMNIFICATION		12
	10.1	Survival	12
	10.2	Indemnification and Reimbursement by Seller	13

11.	GENERAL PROVISIONS		14
	11.1	Expenses	14
	11.2	Notices	14
	11.3	Further Assurances	14
	11.4	Waiver	14
	11.5	Entire Agreement and Modification	15
	11.6	Successors; No Third-Party Rights	15
	11.7	Severability	15
	11.8	Time of Essence	15
	11.9	Governing Law	15
	11.10	Specific Performance	15
	11.11	Counterparts	16

EXHIBITS

	Exhibit A	Assignment and Bill of Sale
	Exhibit B	Officer’s Certificate
	Exhibit C	Form of Notification

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement for Acufile and IntelliPlant Software and related assets (this “Agreement”) is made and entered into as of this 14th day of August, 2007, by and between Shea Development Corp., a Nevada corporation  having its principal place of business at 1351 Dividend Drive, Suite G, Marietta, GA 30067 (“Shea”) and Information Intellect, Inc., a Georgia corporation also having its principal place of business at 1351 Dividend Drive, Suite G, Marietta, GA 30067 (the “Company”) (Shea and Information Intellect being hereinafter sometimes collectively referred to as “Seller”), and PowerPlan Consultants, Inc., a Delaware corporation, having its principal place of business at 1600 Parkwood Circle, Suite 600, Atlanta, Georgia  30339 (“Buyer”) (Seller and Buyer are hereinafter referred to individually as a “Party” or collectively as the “Parties”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.

RECITALS

The Company has developed and currently markets and supports the Software, has used the Trademarks in relation thereto, and is the owner of the other Acquired Assets; and Shea is the owner of all of the outstanding shares of the capital stock of the Company.

The overall goals of this transaction are to transfer to Buyer all rights in the Software, the Trademarks, and the other Acquired Assets; to compensate Seller for these assets; and to provide for an orderly exit of the Software Business by Seller via Seller’s ongoing fulfillment of its existing contractual obligations with respect to the Software Business, including its warranty, maintenance and support obligations.

To achieve these goals, Buyer desires to purchase the Software, the Trademarks and the other Acquired Assets from Seller, if Seller desires to sell the same to Buyer, and the parties wish to undertake other obligations towards one another, all as more specifically set forth below.

AGREEMENT

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, shall have the following meanings and terms elsewhere defined in context shall have the meanings there assigned:

“Acquired Assets” means the Software; all Intellectual Property and other proprietary rights in the Software; all rights in the Trademarks; all rights in any licenses held by Seller to Intellectual Property of third parties that is used as a component of the Software, or that is used as a Trademark; all the goodwill associated with the Trademarks and the Software Business; all Competitive Restriction Rights of Seller with regard to any of Seller’s employees; and the originals of all Intellectual Property registration, licenses and other documents referred to in the final sentence of Section 3.3(b) and of all Intellectual Property assignments, etc. referred to in Section 3.3(f).  “Acquired Assets” does not include any cash or accounts receivable of Seller, or any contract rights of Seller other than Competitive Restriction Rights and licenses and Intellectual Property assignments as described above.  For avoidance of doubt, the Acquired Assets do not include any assets used exclusively in connection with lines of business of the Company other than the Software Business.

“Closing Documents” means the Bill of  Sale and Software and Trademark Assignment attached hereto as Exhibit A and the Officer’s Certificate attached hereto as Exhibit B.

“Competitive Restriction Rights” means all contractual or common-law rights of Seller to prevent any of Seller’s present or former employees, consultants or independent contractors from (a) competing with the Software Business or engaging in a business competitive with the Software Business as an employee, investor, consultant, etc.; (b) disclosing any trade secrets or confidential information relating to the Software Business; (c) violating any of Seller’s Intellectual Property rights; (d) soliciting on behalf of a business competitive with the Software Business, any customer of the Software Business; or (e) soliciting for other employment, any persons employed by the Software Business.

 “Contemplated Transactions” means (a) the acquisition of the Acquired Assets by Buyer from Seller and the payment of the Purchase Consideration therefor; (b) the execution, delivery and performance of the Closing Documents, and (c) the performance by the Parties of their other covenants and obligations under this Agreement and the Closing Documents.

“Escrow Agreement” means any contract made by either party constituting Seller that governs a third-party escrow of any Source Code of any of the Software and provides for the release of the escrowed Source Code to, or for the benefit of, a licensee under specified conditions.  The parties to an Escrow Agreement would, at a minimum, include a Seller party and a third-party escrow agent; the licensee/beneficiary may be a party to the Agreement, or may simply be listed on a list of beneficiaries.

“Escrow Documents” means all Escrow Agreements, all Escrow Requirements, and all Source Code Licenses.

“Escrow Requirement” means any provision of a Software license or other agreement between a Seller party and a licensee of the Software, that either (a) imposes an absolute or contingent requirement upon the Company to establish an Escrow Agreement for the benefit of the licensee, or (b) imposes an absolute or contingent requirement upon the Company to release or deliver Source Code for any of the Software directly to the licensee.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all Source Code and object code), firmware, development tools, flow charts, annotations, all databases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing.

“License” means any agreement to which a Seller is a party, that entitles any other party (a “Licensee”) to possess or use any of the Software.

“Maintenance Obligations” is defined in Section 3.4(b).

“Software” means all executable code, object code and Source Code versions of the two asset management and accounting software product lines heretofore marketed by Seller as “Acufile” and “IntelliPlant” including all versions, whether current or past, thereof and all related user and programmer documentation, user, configuration, or installation manuals, specifications, flow charts, logic diagrams, bug reports and debugging reports, development records and version integrity and change management files, and including all graphic, video, audio or textual content in any of the foregoing. Acufile is a software system used by asset- and capital-intensive companies, including utilities and energy companies to, among other things, compute tax depreciation, maintain deferred taxes, calculate regulatory assets or liabilities and automate the monthly closing process.  IntelliPlant is a complete capital project and fixed asset system designed specifically for asset- and capital-intensive companies, including utilities and energy companies, which enables organizations to manage capital construction from the initial capital request (either through a project or work order) through the entire life cycle of construction, capitalization, depreciation and asset retirement.

“Software Business” means the business activities of the Company related to the development, use, licensing, marketing, maintenance, updating, support and error correction of the Software.

“Software Intellectual Property” means all the Intellectual Property embodied in or related to the Software or used by Seller exclusively in the Software Business.

“Support Business” means the provision, by or on behalf of the Company, of warranty, maintenance, user support, error correction, and update services with respect to the Software, as required by contractual commitments of the Company in existence as of the date of this Agreement.

“Source Code” means any embodiment of any of the Software in the form of a programming language that can be read by a suitably trained human programmer (as opposed to object or executable code or machine language), together with any programmer’s comments maintained by Seller with its copies of the programming-language source code, and any linking, compiling and other instructions or documentation necessary to enable competent programming professionals to create executable code from the source code.

“Source Code License” means any contract or contractual provision (whether or not denominated a “license”) that prescribes the terms, conditions and restrictions applicable to the possession and use of Source Code by a licensee of the Software to whom Source Code of any Software has been released.

“Trademarks” means all versions of the marks “Acufile” and “IntelliPlant,” together with any other marks, whether or not registered, used by Seller as trademarks or service marks exclusively in connection with the Software or the Software Business, including any logos or other graphic representations thereof.

“Proceeding” means any action, arbitration, hearing, charge, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or involving, any governmental body or arbitrator.

2.                                       ACQUISITION OF ACQUIRED ASSETS

2.1         Purchase and Sale of Acquired Assets

On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing,

the Acquired Assets, for the consideration specified in Section 2.3 below, free and clear of any liens or security interests.

2.2        No Transfer or Assumption of Liabilities or Obligations.

Buyer is not assuming any liability or obligation of any other Party that existed, was accrued, or is based on matters that occurred, prior to the date of this Agreement.  In particular, and without limiting the generality of the foregoing, Buyer shall not assume any liabilities or obligations of Seller arising out of the operation of the Software Business prior to Closing or the operation of the Support Business either before or after Closing, and Seller shall retain all such liabilities and obligations.

2.3        Purchase Consideration

In consideration for the sale, transfer, conveyance, assignment, and delivery of the Acquired Assets by Seller to Buyer, Buyer shall deliver at Closing the Purchase Consideration, consisting of US $1,000,000, by check or wire transfer payable to Shea Development Corp. at Shea Development Operating Account – Comerica Bank, Bank Code 111000753, Account Number 1881035255.

2.4        Conditions Precedent to Closing.

(a)                                  Buyer’s obligation to consummate the Contemplated Transactions is expressly conditioned on the occurrence of the following conditions precedent:

(i)                                    All of the employees of Seller who have been interviewed and offered employment by Buyer pursuant to Section 5 below, or a subset thereof satisfactory to Buyer, shall have accepted employment with Buyer at salaries, and upon terms and conditions (including covenants relating to competition with Buyer) acceptable to Buyer.

(ii)                                 Buyer shall have had adequate opportunity to review and evaluate the documents referred to in Sections 3.3(b), 3.3(f) and 5 below, the Licenses, the Maintenance Obligations, and the Escrow Documents, and any other documents referred to in the Schedules, and Seller shall have provided Buyer with such additional available information relating thereto as Buyer may have reasonably requested;

(iii)                              Buyer shall have approved the terms of the documents referred to in Sections 3.3(b), 3.3(f) and 5 below and of all existing Licenses, Maintenance Obligations and Escrow Documents,  and shall have approved the form of any proposed new Escrow Documents needed to fulfill any obligations of Seller to enter into Escrow Documents.  In considering approval of any new Escrow Documents, Buyer shall be entitled to require that Buyer be named as an express third-party beneficiary thereof.

(iv)                             The representations and warranties of Seller herein shall be true as of the Closing Date, and Seller shall have complied with all its obligations accruing hereunder prior to the Closing Date.

(v)                                This Agreement shall not have been terminated.

(b)                                 Seller’s obligation to consummate the Contemplated Transactions is expressly conditioned on the occurrence of the following conditions precedent:

(i)                                    Buyer shall have offered employment to at least seven (7) of the employees of Seller interviewed pursuant to Section 5.

(ii)                                 The representations and warranties of Buyer herein shall be true as of the Closing Date, and Buyer shall have complied with all its obligations accruing hereunder prior to the Closing Date.

(iii)                              This Agreement shall not have been terminated.

2.5        Time and Place of Closing

The closing of the Contemplated Transactions (the “Closing”) shall take place upon not less than three (3) business days’ notice from Buyer to Seller (the “Closing Date”), at the offices of Buyer’s counsel in Atlanta, Georgia.  The Closing shall be effective as of 11:59 p.m. on the Closing Date, not later than August 24, 2007.

2.6        Closing Deliveries and Post-Closing Cessation of Seller’s Software Business

(a)                                  At the Closing, Buyer shall deliver the Purchase Consideration.

(b)                                 At the Closing, Buyer and Seller shall each execute and deliver the Closing Documents to one another.

(c)                                  Simultaneously with the Closing, Seller shall deliver to Buyer physical possession of all of the Acquired Assets, subject to Seller’s license from Buyer to possess and use copies of certain of those assets to operate the Support Business after Closing as set forth in Section 6 below.

(d)                                 Promptly after the Closing, Seller shall undertake an orderly exit of the Software Business.  Seller will promptly publish on its website, and transmit to each of its Licensees who are parties to ongoing Maintenance Obligations, an announcement, in a form approved by Buyer, stating that Seller will be exiting the business and will no longer market or sell the Software, except for providing support to existing Licensees as required by its existing contractual commitments (see Exhibit C).

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLER

The Parties constituting Seller jointly and severally represent and warrant to Buyer that the statements contained in this Section 3 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date:

3.1        Organization and Authority

(a)                                  The parties constituting Seller are corporations duly organized, and validly existing under the laws of Nevada (Shea) and Georgia (the Company), each with all requisite corporate power, authority and capacity to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents. Seller has duly approved and authorized this Agreement and the Contemplated Transactions.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, any provision of the articles or certificate of incorporation of, or the bylaws of, of Seller, or any contract or undertaking by which Seller or the Acquired Assets may be bound.

3.2        Title to Assets

(a)                                  Seller has, and at Closing will have, good title to all of the Acquired Assets, and Seller has the unrestricted right to transfer these rights to Buyer, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character.

3.3        Intellectual Property

(a)                                  The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Software Intellectual Property that is or has been used in the Software Business. Except as set forth in Schedule 3.3(a), the Company has not (i) licensed or delivered any Source Code to any third party or (ii) entered into any exclusive agreements relating to any Software Intellectual Property with any third party. Seller is not contractually obligated to provide the Software in the future to any third party, under license or otherwise, except to the Licensees pursuant to Licenses, Maintenance Obligations, and Escrow Documents disclosed under Section 3.4 and heretofore delivered to Buyer.

(b)                                 Schedule 3.3(b) lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and domain names, included in the Software Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all unregistered Trademarks used in connection with the Software or the Software business; (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any other person or entity is authorized to use any Software Intellectual Property, and (iv) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property (“Third Party IP Rights”) which are incorporated in or form a part of any Software or which are otherwise used by the Company in the Software Business, other than commercial off-the-shelf software programs that are licensed under standard “shrink wrap” or “click wrap” license agreements and that are priced at less than $500 per copy.  Seller has provided Buyer with true and accurate copies of all Intellectual Property registrations and all licenses, sublicenses and other agreements referred to above, other than the “shrink wrap” or “click wrap” licenses.

(c)                                  No Person or entity (including employees and former employees of the Company) is, to the best knowledge of the Company, infringing, misappropriating or otherwise making any unauthorized use or disclosure of any Software Intellectual Property rights of the Company or any Intellectual Property right of any third party to the extent licensed by or through the Company. The Company has not entered into any agreement to indemnify any other person or entity against any pending or overtly threatened charge of infringement of any Software Intellectual Property.

(d)                                 The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Software Intellectual Property or Third Party IP Rights.

(e)                                  All patents, registered trademarks, service marks and copyrights held by the Company with respect to the Software are, to the best knowledge of the Company, valid and subsisting, and the manufacturing, marketing, and licensing of the Software, to the best knowledge of the Company, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. The Company (i) has not been sued in any Proceeding involving a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any Proceeding for infringement of Software Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(f)                                    The Company has secured from all consultants and employees who contributed to the creation or development of Software Intellectual Property, valid written assignments of the copyright and patent rights to, and waiver of any moral rights in, such contributions, to the extent that the Company did not automatically acquire ownership of the same by operation of law at the time of their creation.

(g)                                 The Company has taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Software Intellectual Property and other information relating to the Software Business that is not otherwise protected by patents, patent applications or copyright and that is not generally known or readily available to the public (“Confidential Information”).  All disclosure of Confidential Information by the Company to a third party has been pursuant to a written agreement between the Company and such third party requiring the third party to maintain the confidentiality thereof.

3.4        Licenses, Maintenance and Support Obligations and Escrow Documents

(a)                                  Schedule 3.4(a) contains a true and complete list of each of the Licenses of the Company, and identifies any Licenses that are subject to any dispute or, to the knowledge of the Company, threatened dispute.  There are no material obligations of the Company under any License, except for any Maintenance Obligations that may be contained therein.

(b)                                 Schedule 3.4(b) sets forth a true and complete list of all written warranties, maintenance agreements and support agreements of the Company in respect of the Software, which are now in effect, including any warranty, maintenance or support obligations that are contained in a License (collectively, the “Maintenance Obligations”), identifying each by the title of the document, the date of the document, the identity of the other party or parties, the end date of the current term of each such Maintenance Obligation, and the end date of the final renewal  term, if any, available at the option of the Licensee, and specifically identifying any Maintenance Obligation that is subject to any dispute or, to the knowledge of the Company, threatened dispute..

(c)                                  Schedule 3.4 (c) sets forth (i) a true and complete list of all Escrow Documents currently in effect, identifying any Escrow Document that is subject to any demand for release of any of the escrowed Source Code or to any dispute or, to the knowledge of the Company, threatened dispute; and (ii) the duration of the Maintenance Obligation which is secured by the respective Escrow Document.

(d)                                 True and correct copies of all of the documents required to be disclosed under this Section 3.4 have been delivered to Buyer prior to the execution of this Agreement. No party to any document required to be disclosed under this Section 3.4 has received notice either that it is, or with notice or lapse of time or both, would be, in violation or breach of or default under any such document.

3.5        Legal Proceedings; Orders

(a)                                  There is no pending Proceeding: (i) that has been commenced by or against Seller with respect to the Acquired Assets or the Software; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  No such Proceeding has been threatened in writing or, to the knowledge of Seller, orally. There is no court order to which Seller is subject with respect to the Acquired Assets.

(b)                                 There are no existing or, to the knowledge of Seller, threatened, Proceedings against Seller (i) claiming that the Software, any Trademark or the operation of the Software Business infringes the patent, copyright, trademark, or other Intellectual Property rights of any third party, or (ii) claiming breach of Seller’s obligations under any of its contracts related to the Software Business.

3.6        Brokers or Finders

Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.                                       REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1        Organization and Authority

(a)                                  Buyer is a corporation duly organized and validly existing under the laws of Delaware and has the corporate power, authority, and capacity to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents. Buyer has duly approved and authorized this Agreement and the Contemplated Transactions.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of any provision of the articles or certificate of incorporation of, or the bylaws of, Buyer or of any contract in which Buyer may be bound.

4.2        Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the knowledge of Buyer, no such Proceeding has been threatened.

4.3        Brokers or Finders

Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.                                       EMPLOYEES

From and after the date of this Agreement, upon reasonable notice from Buyer the Company will (i) provide Buyer with current salary and benefit information on all twelve (12) non-clerical employees and other personnel of the Company involved in the Software Business; (ii) allow Buyer the opportunity to interview any or all twelve of the foregoing personnel and to offer employment to any such personnel that Buyer wishes to hire, provided that Buyer shall designate at least one technical employee and one functional employee whom Seller may  retain for its Support Business; and (iii) provide Buyer with true and correct copies of any contracts of employment, employee confidentiality or invention assignment agreements, and agreements conferring Competitive Restriction Rights with respect to such employees. Prior to and after the Closing, Seller will assist and cooperate with Buyer in the transition to Buyer’s employment of any employees so hired.

6.                                       LIMITED LICENSE BACK TO SELLER FOR SUPPORT BUSINESS; COVENANT TO FULFILL MAINTENANCE OBLIGATIONS; POST-CLOSING ENFORCEMENT AND ASSIGNMENT OF LICENSES

6.1        Support License to Seller; Title to Derivative Works; Source Code Protection

(a)                                  Notwithstanding the transfer of Seller’s ownership rights in the Acquired Assets to Buyer as set forth above, Buyer hereby grants to Seller, effective as of the Closing, a nonexclusive, royalty-free, limited, short-term license, purely on an “as-is” basis and without any warranty by Buyer whatsoever, for Seller to continue to possess and use copies of the Software, solely for internal use by Seller’s employees for the purpose of operating the Support Business after the Closing Date for those respective periods of time required by the various Maintenance Obligations, in order to fulfill the Maintenance Obligations and effect an orderly cessation of operations of the Support Business.  This includes a license for Seller to retain copies of the Source Code for use in fixing “bugs” and updating, maintaining and improving the software as and to the extent required by the Maintenance Obligations.

(b)                                 Seller shall deliver to Buyer copies of all revisions, enhancements, modifications, and updates to the Software, in both Source Code and executable form, substantially simultaneously with the delivery of executable versions thereof to Licensees under Maintenance Obligations. Buyer shall be the exclusive owner of all such revisions, etc. and of any other derivative works of the Software, and upon request Seller will execute a written assignment thereof to Buyer confirming Buyer’s ownership.

(c)                                  It is of the essence of this Agreement that Seller shall, and shall require its employees to, treat all copies of the Software and its Source Code remaining in Seller’s possession as Confidential Information of Buyer; shall use due care (and in any event at least that degree of care that Seller uses in protecting its own most sensitive confidential information) to preserve the confidentiality thereof; shall permit access to Source Code only on a password-protected basis by Seller’s employees having a “need to know” in order to perform their duties and shall keep appropriate records of the whereabouts of all copies of the Source Code and of the parties having access thereto; and shall not use, disclose, distribute, or permit third-party access to the Source Code or any other such Confidential Information except as required by the Maintenance Obligations. With respect to any particular item of Confidential Information retained by Seller after Closing, Seller’s confidentiality obligations shall terminate at such time as that information becomes generally known by or readily available to the public other than through the act or omission of Seller, Seller’s personnel or any of Seller’s Licensees.

6.2        Fulfillment of Maintenance Obligations

(a)                                  It is the mutual desire of the Parties that Seller’s licensees shall continue to receive from Seller warranty, maintenance, and support for the Software, for so long as they are entitled to the same under the Maintenance Obligations, and in accordance with the Maintenance Obligations.  Accordingly, for so long as Maintenance Obligations remain in effect, Seller covenants that it shall, solely at Seller’s expense, comply with and fulfill in all material respects all of its duties and obligations under all of the Maintenance Obligations, in particular so as to prevent any valid claim by a Licensee for breach of contract or for release of the Source Code.  In this connection Seller shall throughout the term of its Maintenance Obligations employ sufficient personnel, including one employee with technical expertise and one with functional expertise, appropriate to perform Seller’s Maintenance Obligations at a level consistent with all contractual requirements and industry norms. As stated in Section 5, after interviewing Seller’s personnel Buyer will designate at least one technical and one functional employee that Seller may retain for this purpose.

(b)                                 Beginning immediately after execution of this Agreement Seller shall take any actions that Seller is permitted to take, as soon as Seller is permitted to take them, in order to prevent automatic or consensual renewal of any of its Maintenance Obligations, and Seller shall terminate each Maintenance Obligation as soon as Seller is contractually permitted to do so.

6.3        Early Termination of Maintenance Obligations by Mutual Consent

Notwithstanding the foregoing, nothing shall prevent Seller from negotiating with any Licensee a mutually-agreed settlement, buy-out, or other consensual termination of Seller’s Maintenance obligations to that Licensee, provided that no such negotiated settlement, buyout, or termination may involve the release (or the contingent possibility of release) of any Source Code to the Licensee without the prior written consent of Buyer in each case.  After the Maintenance Obligations have expired or otherwise been satisfied, Seller shall discontinue the operation of the Support Business and deliver exclusive possession of the remaining copies of the Software and all Software Intellectual Property to Buyer.

6.4        Enforcement of Licensee Obligations.

It is acknowledged that the existing Licenses and Maintenance Obligations between the Company and Licensees shall survive in accordance with their terms notwithstanding the transfer of the Software to Buyer, and that Seller shall be entitled to enforce the respective Licensees’ obligations thereunder, including collecting payment under any executory payment obligations.  Seller shall promptly report to Buyer, in writing, any material breach by any Licensee of the confidentiality requirements, use, copying or distribution restrictions, intellectual property protection provisions, or similar provisions of any License Agreement which comes to Seller’s attention.  In the case of any such material breach, Seller will reasonably cooperate with Buyer with respect to the enforcement of these provisions, including declaring a default under the relevant agreement if requested by Buyer, and including permitting Buyer to institute an action under the relevant agreement, in the name of the Company, to enforce the Company’s rights under the agreement; however, Seller shall not be obligated to incur any out-of-pocket expense in connection with such cooperation, unless Buyer agrees to reimburse the same.

6.5        Post-Closing Assignment of Licenses

Promptly upon the expiration, satisfaction or termination of all Maintenance Obligations and other executory obligations on the part of Seller to a given Licensee, Seller shall assign to Buyer all of Seller’s rights under all Licenses and Maintenance Obligations to that Licensee.  Likewise, if, for any reason, Source Code is released to any Licensee pursuant to Maintenance Obligations, Escrow Documents or otherwise, Seller shall promptly assign to Buyer all of Seller’s rights under the relevant Source Code License.  To the extent possible, Seller does hereby assign all the rights described above, each such assignment to become effective at the relevant time described above, and upon request of Buyer, Seller shall execute at that time a confirmatory written assignment.

6.6        Buyer May Offer Substitute Software.

Seller acknowledges that Buyer may, and shall be fully entitled to, offer any Licensee the opportunity to transition from the Software to Buyer’s other software products on such terms as may be satisfactory to the Licensee and Buyer.

7.                                       CONFIDENTIALITY

From and after the Closing, Seller will treat and hold in trust, as confidential information of Buyer, all confidential and proprietary information and trade secrets formerly owned by Seller that are included in the Acquired Assets, as well as this Agreement and the terms and conditions hereof, and will not disclose or use the same except as expressly authorized either by this Agreement or otherwise in writing by

Buyer; provided, however, that this Section 7 shall not restrict disclosure of any such information  to the extent that, in the written opinion of Seller’s counsel, disclosure is required by law or by order of any court of competent jurisdiction.  If, on advice of counsel, Seller determines that any such information is required by law or court order to be disclosed, Seller will as soon as practicable (and in any event before disclosure) notify Buyer of the requirement and cooperate with Buyer to minimize the required disclosure, for example by seeking a protective order, or by requesting confidential treatment and redaction of any document required to be filed with the Securities and Exchange Commission. The parties acknowledge that money damages would not be an adequate remedy for breach of this Section 7, and accordingly injunctive or other equitable relief is appropriate to enforce the provisions hereof.

8.                                       TERMINATION

8.1        Termination Events

This Agreement may be terminated by any Party, for convenience and without cause, by written notice given prior to or at the Closing.  In addition, and without limiting the foregoing, this Agreement may be terminated by written notice at any time prior to, or at, the Closing:

(a)                                  by either Party, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived and has not been cured after ten (10) days’ written notice by the non-breaching Party to the breaching Party;

(b)                                 by mutual consent of all of the Parties;

(c)                                  by Buyer on the one hand, or Seller on the other hand, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement, or to meet conditions precedent to the other party’s obligation to close) on or before August 31, 2007.

Following the Closing, this Agreement may not be terminated by either party.

8.2        Effect of Termination

Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 11 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9.                                       POST-CLOSING RESTRICTIONS ON SELLER

9.1        Noncompetition.

For a period of three (3) years after the termination of the last of the Maintenance Obligations in effect, Seller (including entities controlled by Seller and including Seller’s employees, officers and directors at the relevant time) shall not, anywhere in the United States or Canada, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a business that is competitive with the Software Business, or that sells products or services that fill substantially the same market need as any of the Software (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.  Seller shall take appropriate action, by agreement, instruction or otherwise, to ensure that its employees, officers, and directors do not engage in competitive activities that Seller is prohibited from engaging in hereunder.  Buyer acknowledges that the Seller is in the MeterMesh solution business with some of the same or similar customers and Seller will continue to pursue that business in a non competitive way to the software application business.

9.2        Nonsolicitation

For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly:

(a)                      solicit the business of any Person who is a customer of Buyer on behalf of a Competing Business;

(b)                     cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(c)                      hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

9.3        Mutual Nondisparagement

After the Closing Date, neither Seller nor Buyer or any of their respective shareholders, officers, directors, employees or agents will disparage the other.  Provided, however, nothing shall limit the ability of Buyer and its employees to compare the relative merits of Acufile and IntelliPlant in the marketplace.

9.4        Modification of Covenant

If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 9.1 through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 9 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 9 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.                                 SURVIVAL OF WARRANTIES AND COVENANTS;  INDEMNIFICATION

10.1                                        Survival

All representations, warranties, covenants, rights, and obligations in this Agreement and any Closing Document delivered pursuant to this Agreement will survive the Closing.

10.2                                                   Indemnification and Reimbursement by Seller

The parties constituting Seller, jointly and severally, shall indemnify, defend, and hold harmless Buyer and its employees, agents, representatives, shareholders, and subsidiaries (collectively, the “Indemnified Persons”), and will pay or, if paid by an Indemnified Person, reimburse the Indemnified Persons for, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:

(a)                                 any breach of any representation or warranty made by Seller in (i) this Agreement, (ii) any Closing Document or (iii) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)                                any breach of any covenant or obligation of Seller in this Agreement, any Closing Document, or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement, including covenants to be performed after the Closing;

(c)                                 the operation of the Software Business prior to the Closing, or any product or component thereof sold or licensed by, or any services provided by, Seller, in whole or in part, prior to the Closing Date in connection with the Software Business;

(d)                                any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)                                 any claim that the Software, or any part thereof, or any of the Trademarks, infringe Intellectual Property rights of a third party;

(f)                                   Seller’s relationships with its Licensees, including without limitation the performance, non-performance, or breach by Seller of any of the Maintenance Obligations or Escrow Documents before or after the Closing;

(g)                                Seller’s relationships with its employees, including without limitation the performance, non-performance, or breach by Seller of any obligations with respect to compensation or benefits;

(h)                                the breach by any Licensee of a License Agreement or Source Code License Agreement pertaining to the Software.

(i)                                    Seller’ wind-down of, and exit from the Software Business after the Closing, including any termination by Seller of any person’s employment or of any other contractual obligations; or

(j)                                     any alleged noncompliance with any bulk sales laws or fraudulent transfer law in respect of this transaction.

11.                                 GENERAL PROVISIONS

11.1                                                   Expenses

Each Party will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, and counsel.

11.2                                                   Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other Parties):

If to Seller, Shea, or the Company, to:		If to Buyer, to:
	Shea Development Corp. and	PowerPlan Consultants, Inc.
	Information Intellect, Inc.	1600 Parkwood Circle, Suite 600,
	1351 Dividend Drive, Suite G	Atlanta, Georgia 30339
	Marietta, GA 30067	Attn:Pat Pelling
Attn: E. Joseph Vitetta, Jr.

Copy to:
Dunnington, Bartholow & Miller LLP
477 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Robert T. Lincoln, Esq.

11.3                                                Further Assurances

(a)                     Each Party agrees, without further compensation, (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the documents referred to herein, and the Contemplated Transactions.

11.4                                                  Waiver

The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no waiver or renunciation of a claim or right shall be effective hereunder unless in writing and signed by the waiving or renouncing Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the

Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.5                                                  Entire Agreement and Modification

The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.  This Agreement, together will the Closing Documents, supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties.

11.6                                                  Successors; No Third-Party Rights

This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and assigns of the Parties.  Except with respect to successors and assigns, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

11.7                                                  Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.8                                                  Time of Essence

With regard to all dates and time periods set forth in this Agreement, time is of the essence.

11.9                                                  Governing Law

This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

11.10                                            Specific Performance

Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

11.11                                             Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:

PowerPlan Consultants, Inc.

	By:	/s/ PATRICIA G. PELLING
Name: Patricia G. Pelling
Title: Vice President

SELLER:

Information Intellect, Inc.

	By:	/s/ Tom Wheeler
	Name:	Tom Wheeler
	Title:	President

Shea Development Corp.

	By:	/s/ Frank Wilde
Name: Frank Wilde
Title: Chairman and CEO

EXHIBIT A

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (this “Agreement”) is delivered as of August 17, 2007, by Information Intellect, Inc. and Shea Development Corp. (jointly and severally, the “Seller”), to Powerplan Consultants, Inc., a Delaware Corporation (the “Buyer”).  The Buyer and the Seller are referred to in this Agreement individually as a “Party” and collectively, as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the “Purchase Agreement” (defined below).

STATEMENT OF FACTS

I.                                         The Parties have entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated as of August 14, 2007, pursuant to which the Seller has agreed to sell, transfer, assign, and deliver to the Buyer the Acquired Assets, and the Buyer has agreed to purchase and accept the Acquired Assets, subject to the terms and conditions of the Purchase Agreement.

II.                                     The Purchase Agreement is in full force and effect and has not been terminated.

III.                                 In accordance with the Purchase Agreement, the Seller desires by this instrument to sell, transfer, assign and deliver to the Buyer all of the Acquired Assets.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

1.               Conveyance.  The Seller hereby grants, bargains, transfers, sells, assigns and conveys to the Buyer, the Seller’s entire right, title and interest in and to the Software, the Trademarks, and the other Acquired Assets, together with all options, rights, claims and privileges associated with the Acquired Assets, free and clear of any lien or security interest.  With respect to documents conferring Competitive Restriction Rights, the Seller hereby conveys and assigns to Buyer all of Seller’s Competitive Restriction Rights thereunder but retains and agrees to perform all of Seller’s obligations, if any, thereunder.

2.               The Purchase Agreement.  This Agreement is subject in all respects to the terms of the Purchase Agreement, and all of the representations, warranties, covenants and agreements contained in the Purchase Agreement, all of which shall survive the execution and delivery of this Agreement in accordance with the terms of the Purchase Agreement.  Nothing contained in this Agreement shall be deemed to supersede, enlarge on or modify any of the obligations, agreements, covenants, or warranties of the Parties contained in the Purchase Agreement.

3.               Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale and Assignment to be executed and delivered under seal as of the date first above written.

THE SELLER:

Information Intellect, Inc.

By:	/s/ TOM WHEELER	(Seal)
Name:	Tom Wheeler
Title:	President

Shea Development Corp.

By:	/s/ E. JOSEPH VITETTA	(Seal)
Name:	E. Joseph Vitetta
Title:	SVP & Corporate Secretary

THE BUYER:

PowerPlan Consultants, Inc.

By:	/s/ PATRICIA G. PELLING	(Seal)
Name:	Patricia G. Pelling
Title:	Vice President

EXHIBIT B

OFFICER’S CERTIFICATE

August 17, 2007

I,                                       , do hereby certify that I am a duly appointed and qualified officer of Information Intellect, Inc., a Georgia corporation (the “Company”) and of Shea Development Corp., a Nevada corporation (“Shea”) (the Company and Shea being collectively referred to as “Seller”).

This Officer’s Certificate has been prepared for and is to be delivered to PowerPlan Consultants, Inc. (“Buyer”), in accordance with the Asset Purchase Agreement, dated as of August 17, 2007 (the “Agreement”), between Buyer and Seller.  The Agreement is in full force and effect and has not been terminated.

Capitalized terms appearing in this Officer’s Certificate, but not otherwise defined, shall have the meanings given to them in the Agreement.

I further certify that, as of the date of this Certificate:

1.                                       The representations and warranties of the Seller contained in the Agreement are true and correct as of the date of this Certificate.

2.                                       Each of the covenants and obligations of the Seller to be performed at or before the date of this Certificate pursuant to the terms of the Agreement have been duly performed on or before the date of this Certificate.

This Officer’s Certificate is executed as of the date first written above.

INFORMATION INTELLECT, INC.
and
SHEA DEVELOPMENT CORP.

By	/s/ EUGENE J. VITETTA
Authorized Signatory
Eugene J. Vitetta

EXHIBIT  C

FORM OF NOTIFICATION

Shea Development Corp. Announces Plan to Increase Focus on Business Process Management Customers

Company withdraws Acufile 2 and Intelliplant from Market

DALLAS, TX – August 17, 2007 --Shea Development Corp., (OTCBB:SDLP - News), ("Shea") an emerging leader in the business process management ("BPM") and content delivery space, today announced that it will increase its focus on its long term strategy in the on demand BPM space. The Company also announced it will withdraw from the legacy utility applications business, discontinuing the Acufile 2, and Intelliplant products.

“Over the past few months, we have successfully completed two acquisitions to better position the Company and execute our long term growth strategy. With a total focus on our BPM solutions, we are able to deliver even greater value to our enterprise customers and help them fulfill their mission critical business needs,” said Frank Wilde, chairman and chief executive officer of Shea Development Corp.

Shea announced the acquisitions of Riptide and Bravera in April 2007. Both companies extend Shea’s capabilities in the rapidly growing BPM market and add world-class customers to the combined company.  Riptide has a strong track record of delivering mission-critical, zero-defect solutions on custom, mid-to-large-scale software systems for government and commercial customers.  With an on demand delivery platform that is unique to the BPM industry, Bravera provides a robust suite of BPM and content management solutions that deliver rapid deployments, significant ROI and faster work flow capabilities.

All customers currently operating under service agreements with Shea or Information Intellect using Acufile, and Intelliplant will be supported by the company until the end of the service contract period. This announcement does not affect its customers who are utilizing the company’s newly announced MeterMesh product line or its Utiliprice customers.

About Shea Development Corp.

Shea develops BPM software solutions to integrate, assemble and optimize available IT assets to drive business process productivity, reliability and security. Shea is in the process of developing an innovative, enterprise class business integration platform that incorporates proven integration technologies with next generation capabilities into a real-time, on-demand solution that delivers a unique combination of efficiency, agility and control. Shea is an emerging leader in this industry and has a commitment to deliver tangible business value to its customers. Shea serves customers in the commercial and utility markets as well as federal government, and civilian and military agencies through its subsidiaries, Information Intellect, Inc., Bravera, Inc. and Riptide Software, Inc. and has offices located in Marietta, Georgia, Reston, Virginia, Orlando, Florida and Fort Worth, Texas.

FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "forecast," "may," "will," "could," "should," "anticipate," "expect," "plan," "believe," "potential" or other similar words indicating future events or contingencies.

Some of the effects that could cause actual results to differ from expectations are: a lack of Shea operating history; the uncertainty of success of our acquisition strategy to grow the Company; uncertainty of our ability to successfully integrate the acquired companies into Shea; dependence upon the federal, state and local agencies and industries and companies which experience volatility in funding budgets and sales cycles that may be lengthy and unpredictable; uncertainty of product development and acceptance; changes in the information technology spending trends; the uncertainty that the combined companies' prospective sales pipeline will result in final contracts; the potential changes in the buying decision makers during a customer purchasing cycle; the complexities in scope and timing for finalization of contracts; the fluctuations in product delivery schedules; uncertainty of ability to compete effectively in a new market; the uncertainty of profitability and cash flow of Shea; intellectual property rights and dependence on key personnel; economic conditions; the continued impact of threatened terrorist attacks, global instability and potential U.S. military involvement; the competitive environment and other trends in the business process automation and content delivery markets; the effects of inflation; changes in laws and regulations; changes in the company's business plans; interest rates and the availability of financing; liability, legal and other claims asserted against the company; labor disputes; and the company's ability to attract and retain qualified personnel.

For a discussion of these and other risk factors, see the company's Current Report on Form 8-K filed on March 8, 2007 and its Quarterly Report on Form 10-QSB for the three months and six months ended June 30, 2007. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. Shea operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on Shea's business or events described in any forward-looking statements. Shea disclaims any obligation to publicly update or revise any forward-looking statements after the date of this press release to conform them to actual results.

Contact:

Shea Development Corp

Rich Connelly, 469-954-9581

rich.connelly@bravera.com

or

The Blueshirt Group

Stacie Bosinoff, 415-217-7722

stacie@blueshirtgroup.com

Todd Friedman, 415-217-7722

todd@blueshirtgroup.com